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                                                                     EXHIBIT 5.1

                          OCWEN FINANCIAL CORPORATION
                        1875 PALM BEACH LAKES BOULEVARD
                         WEST PALM BEACH, FLORIDA 33401
                           TELEPHONE: (561) 682-8000

                          [OPINION OF TRINI L. DONATO]
                                 August 9, 1999

Board of Directors
Ocwen Financial Corporation
1675 Palm Beach Lakes Boulevard
West Palm Beach, Florida 33401

Ladies and Gentlemen:

     I am Vice President and Assistant Secretary and serve as Deputy General Counsel of Ocwen Financial Corporation, a Florida corporation (the "Company"). At your request, I and other members of the Company's Law Department have examined the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") to be issued pursuant to that certain Agreement of Merger dated as of July 25, 1999, as amended, among the Company, Ocwen Asset Investment Corp. and Ocwen Acquisition Company.

     In rendering the opinions expressed below, I or other members of the Company's Law Department have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I or other members of the Company's Law Department have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

     Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Florida.

          2. When the Common Stock has been issued in the manner described in the Registration Statement, any amendment thereto and the Joint Proxy Statement/Prospectus contained therein, such Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the State of Florida to the sale of the securities to be registered pursuant to the Registration Statement.
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August 9, 1999
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     I am a member of the bar of the State of Florida. My opinion expressed herein is limited to the laws of the State of Florida.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to all references to me in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.
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August 9, 1999
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     This opinion is being delivered solely for the benefit of the person to whom it is addressed and, except as provided in the immediately preceding paragraph, may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my prior written consent.

                                      Sincerely,

                                      /s/ TRINI L. DONATO
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